Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com

LACROSSE FOOTWEAR REPORTS RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR 2011

Strong Growth in Core Work Products; Growing Direct and International Channels

Maintaining Profitability and Investing in Future Growth

Portland, Ore.—February 2, 2012—LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, LaCrosse reported net sales of $43.8 million, compared to $52.1 million in the same period of 2010. For the full year 2011, net sales were $131.3 million, compared to $150.5 million in 2010.

Net income was $2.2 million or $0.33 per diluted share in the fourth quarter of 2011, compared to $4.0 million or $0.60 per diluted share in the same period of 2010. For the full year 2011, net income was $3.0 million or $0.45 per diluted share, compared to $6.9 million or $1.04 per diluted share in 2010.

Sales to the work market were $27.1 million for the fourth quarter and $76.9 million for the full year of 2011, down 13% and 19%, respectively, from the same periods of 2010. The decrease in work sales primarily reflects a reduction of contract delivery orders to the U.S. military and the Company’s discontinuation of its work apparel products. Excluding its contract military and work apparel sales, the Company’s core work sales for the fourth quarter and full of 2011 increased 10% and 13%, respectively, compared to the same periods in 2010.

Sales to the outdoor market were $16.7 million for the fourth quarter and $54.5 million for the full year of 2011, down 20% and 2%, respectively, from the same periods of 2010. The decrease in outdoor sales reflects a cautious retail environment and unfavorable weather conditions during the second half of 2011, partially offset by stronger demand for the Company’s new hiking boots.

Gross margins were 37.4% of net sales for the fourth quarter and 39.0% for the full year 2011, compared to 39.3% for both the fourth quarter and the full year in 2010. The year-over-year decline in fourth quarter gross margins primarily reflects an increase in close-out sales.

For the fourth quarter of 2011, the Company reduced operating expenses by approximately $1.4 million or 10% from the same period in 2010, despite increased investments in product development and marketing activities.

The Company maintained a strong balance sheet while making significant investments in its operations and preparedness for future growth. During 2011, the Company made capital investments of $4.0 million and distributed dividends of $3.3 million to shareholders. As expected, the Company reduced its inventory in the fourth quarter of 2011 by $9.3 million from the third quarter in order to bring inventory levels in line with seasonal demand. In connection with the decline in inventory, short term debt declined $8.8 million during the fourth quarter of 2011.

“While 2011 was a challenging year, we penetrated into niche work and outdoor markets, remained profitable and took important steps to improve the long-term efficiency and strength of our business,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our revenue was impacted by fluctuations in our contract military business throughout the year and unfavorably warm and dry weather in the second half of the year. At the same time, we had strong growth in sales of our new hiking boots and our core work boots, particularly in such market segments as mining, oil and gas exploration, and agriculture. We also continued to see strong growth through our direct and international channels.

“As we move into 2012, our relationships with major retailers continue to strengthen and we expect to continue to see strong growth in our direct and international channels. During 2012, we plan to introduce a significant number of new products, including innovative outdoor products, tactical law enforcement boots and an exciting women’s lifestyle product line. While we expect continued quarter-to-quarter fluctuations in our contract military business, we have structured our operating model to improve profitability with or without the upside of future military contracts. We believe LaCrosse is well-positioned to continue to capture market share and grow profitably over the long term.”

Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The first quarter dividend will be paid on March 18, 2012 to shareholders of record as of the close of business on February 22, 2012. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.

Fourth Quarter and Year End 2011 Conference Call

LaCrosse will host a conference call to discuss its financial results today, February 2, 2012 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-9205 or +1 480-629-9692. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4503192).

About LaCrosse Footwear, Inc.

LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in North America, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, Government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. Forward- looking statements include without limitation, statements regarding: the anticipated success of new products; the strength of our relationships with major retailers; expected total sales from our combined direct and international channels; anticipated fluctuations in revenues related to future contract military orders; anticipated future profitability; anticipated demand for our products; and the Board of Directors’ intent to declare and pay dividends in future periods. The forward-looking statements included in this release are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may adversely impact the outcome of such forward-looking statements, our financial position or our results of operations include the risk factors set forth in our 2010 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2011. We assume no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$43,827	$52,081	$131,321	$150,542
Cost of goods sold	27,430	31,598	80,085	91,413

Gross profit	16,397	20,483	51,236	59,129
Operating expenses	12,671	14,033	45,701	47,699

Operating income	3,726	6,450	5,535	11,430
Non-operating expense	(287)	(132)	(720)	(239)

Income before income taxes	3,439	6,318	4,815	11,191
Income tax provision	1,274	2,345	1,815	4,310

Net income	$2,165	$3,973	$3,000	$6,881

Net income per common share:
Basic	$0.33	$0.62	$0.46	$1.07
Diluted	$0.33	$0.60	$0.45	$1.04
Weighted average number of common shares outstanding:
Basic	6,504	6,456	6,499	6,429
Diluted	6,602	6,610	6,639	6,590
Supplemental Product Line Information
Work Market Sales	$27,110	$31,147	$76,858	$94,751
Outdoor Market Sales	16,717	20,934	54,463	55,791

	$43,827	$52,081	$131,321	$150,542

LaCrosse Footwear, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets:
Current Assets:
Cash and cash equivalents	$774	$4,274
Trade and other accounts receivable, net	22,726	22,834
Inventories	48,648	40,071
Prepaid expenses and other	1,398	1,321
Deferred tax assets	1,771	1,614

Total current assets	75,317	70,114
Property and equipment, net	16,143	16,154
Goodwill	10,753	10,753
Other assets	222	249

Total assets	$102,435	$97,270

Liabilities and Shareholders’ Equity:
Current Liabilities:
Short-term borrowings	$16,869	$—
Accounts payable	7,463	16,477
Accrued compensation	1,789	4,261
Other accruals	2,939	3,356

Total current liabilities	29,060	24,094
Long-term debt	138	263
Deferred revenue	550	566
Deferred lease obligations	895	782
Compensation and benefits	7,214	4,385
Deferred tax liabilities	1,450	2,732

Total liabilities	39,307	32,822

Total shareholders’ equity	63,128	64,448

Total liabilities and shareholders’ equity	$102,435	$97,270

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income	$3,000	$6,881
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,685	3,016
Stock-based compensation expense	697	560
Deferred income taxes	6	433
Loss on disposal of property and equipment	171	64
Changes in operating assets and liabilities:
Trade and other accounts receivable	95	(1,241)
Inventories	(8,695)	(13,150)
Accounts payable	(9,005)	8,120
Accrued expenses and other	(3,728)	381

Net cash provided by (used in) operating activities	(13,774)	5,064

Cash flows from investing activities:
Purchases of property and equipment	(3,955)	(10,604)
Proceeds from sale of property and equipment	3	1

Net cash used in investing activities	(3,952)	(10,603)

Cash flows from financing activities:
Net proceeds from short-term borrowings	16,869	—
Proceeds from long-term debt	—	300
Cash dividends paid	(3,251)	(9,620)
Purchase of treasury stock	—	(59)
Proceeds from exercise of stock options	560	1,478

Net cash provided by (used in) financing activities	14,178	(7,901)

Effect of foreign currency exchange rate changes on cash and cash equivalents	48	(25)

Net decrease in cash and cash equivalents	(3,500)	(13,465)
Cash and cash equivalents:
Beginning of period	4,274	17,739

End of period	$774	$4,274

END OF FILING